Exhibit 8.1

[CWT LETTERHEAD]

October 24, 2003

American Home Mortgage Holdings, Inc.

520 Broadhollow Rd.

Melville, NY 11747

Re:	Merger of APEX MORTGAGE CAPITAL, INC. with and into American Home Mortgage Investment Corp.

Ladies	and Gentlemen:

You have asked us for our opinion regarding certain U.S. federal income tax matters in connection with the merger (the “Merger”) of APEX MORTGAGE CAPITAL, INC. (the “Company”) with and into American Home Mortgage Investment Corp. (“Acquirer”), a Maryland corporation and, at the time of the Merger, the sole shareholder of AMERICAN HOME MORTGAGE HOLDINGS, INC. (“AHM”), to be accomplished pursuant to the Agreement and Plan of Merger, dated July 12, 2003 (the “Merger Agreement”), by and between AHM and the Company. All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

In connection with the opinion expressed below, we have examined and relied upon the Merger Agreement, the registration statement on Form S-4, as filed by AHM with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), which includes the Joint Proxy Statement/Prospectus that the Company sent to its stockholders in connection with the stockholders’ meeting to adopt the Merger Agreement (the “Registration Statement”), the factual representations and covenants made to us by AHM and the Company in their respective letters to us dated October 23, 2003, and such other documents as we have deemed appropriate. For purposes of this opinion we have assumed that (i) the Merger will be completed in the manner described in the Merger Agreement and the Joint Proxy Statement/Prospectus, (ii) the Merger Agreement will not be amended or otherwise modified prior to the Effective Time, and (iii) the factual representations and covenants made to us by AHM and the Company in their respective letters to us dated October 23, 2003 and October 24, 2003, respectively, and delivered to us for purposes of our opinion are, and at the Effective Time of the Merger will be, complete and accurate without regard to any knowledge qualifications that may be set forth therein. We have also made such other investigations of fact and law as we have deemed appropriate.

Our opinions are based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, and rulings and decisions thereunder, each as in effect on the date hereof, and may be affected by amendments to the Code or to Treasury regulations thereunder or by subsequent judicial or administrative interpretation thereof, any of which may have retroactive effect. We express no opinions other than as to the federal income tax law of the United States of America. This opinion letter does not address the various state, local or foreign tax consequences that may result from the transactions contemplated by the Merger Agreement.

On the basis of and subject to the foregoing, it is our opinion, as of the date hereof and under existing law, that the consummation of the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

This opinion letter is being furnished to AHM so that AHM may comply with its obligation under the Federal securities laws.

We expressly disclaim any obligation to update or modify this opinion letter as a consequence of any future changes in applicable laws or Treasury regulations or the facts bearing upon this opinion letter, any of which could affect our conclusions.

We hereby consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “The Transactions—Material U.S. Federal Income Tax Consequences of the Transactions” in the Joint Proxy Statement/Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the SEC.

Very truly yours,

/S/    CADWALADER, WICKERSHAM & TAFT LLP

CADWALADER, WICKERSHAM & TAFT LLP

2